Filed Pursuant to Rule 424(b)(2)

Registration No. 333-294072

Pricing Supplement dated July 17, 2026 (To Equity Index Underlying Supplement dated June 4, 2026, Prospectus Supplement dated June 4, 2026, and Prospectus dated June 4, 2026)

Canadian Imperial Bank of Commerce

STRUCTURED INVESTMENTS              Opportunities in International Equities

$1,975,000 Trigger PLUS Based on the Value of the TOPIX® Index due August 5, 2030

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Trigger PLUS are unsecured debt obligations of Canadian Imperial Bank of Commerce (“CIBC” or the “Bank”). The Trigger PLUS will pay no interest, do not guarantee the return of any principal at maturity and have the terms described in the accompanying underlying supplement, prospectus supplement and prospectus, as supplemented or modified by this document. At maturity, if the Underlying Index has appreciated in value, investors will receive the Stated Principal Amount of their investment plus a positive return based on the leveraged upside performance of the Underlying Index. If the Underlying Index does not change or depreciates in value but the Final Index Value is greater than or equal to the Trigger Level, investors will receive the Stated Principal Amount of their investment. However, if the Underlying Index has depreciated in value so that the Final Index Value is less than the Trigger Level, investors will lose a significant portion or all of their investment, resulting in a 1.00% loss of principal for every 1.00% decline in the index value over the term of the Trigger PLUS. Under these circumstances, the Payment at Maturity will be less than 90.00% of the Stated Principal Amount and could be zero. Accordingly, you may lose your entire investment. The Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the leveraged upside feature, and the limited protection against loss that applies only if the Final Index Value is greater than or equal to the Trigger Level. Investors may lose their entire initial investment in the Trigger PLUS.

Any payment is subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, the Underlying Index or any securities included in the Underlying Index. The Trigger PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The Trigger PLUS are not bail-inable debt securities (as defined on page 6 of the prospectus).

FINAL TERMS
Issuer:	Canadian Imperial Bank of Commerce
Underlying Index:	The TOPIX® Index (Bloomberg symbol: TPX)
Aggregate Principal Amount:	$1,975,000
Stated Principal Amount:	$1,000 per Trigger PLUS
Pricing Date:	July 17, 2026
Original Issue Date:	July 23, 2026 (4 Business Days after the Pricing Date)
Valuation Date:

July 31, 2030, subject to postponement for non-Trading Days and certain Market Disruption Events as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Is a Single Index” in the underlying supplement

Maturity Date:	August 5, 2030, subject to postponement as described under “Certain Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the underlying supplement.
Payment at Maturity per Trigger PLUS:

●If the Final Index Value is greater than the Initial Index Value:

$1,000 + Leveraged Upside Payment

●If the Final Index Value is less than or equal to the Initial Index Value but is greater than or equal to the Trigger Level:

$1,000

●If the Final Index Value is less than the Trigger Level:

$1,000 × Index Performance Factor

Under these circumstances, the Payment at Maturity will be less than the Stated Principal Amount of $1,000 and will represent a loss of more than 10.00%, and possibly all, of your investment.

Leveraged Upside Payment:	$1,000 × Leverage Factor × Index Percent Increase
Leverage Factor:	155.00%
Trigger Level:	3,527.289, which is 90.00% of the Initial Index Value.
Index Percent Increase:	(Final Index Value – Initial Index Value) / Initial Index Value
Index Performance Factor:	Final Index Value / Initial Index Value
Initial Index Value:	3,919.21, which was the Closing Level of the Underlying Index on the Pricing Date
Final Index Value:	The Closing Level of the Underlying Index on the Valuation Date
Interest:	None
CUSIP / ISIN:	13609FLE2 / US13609FLE24
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Commissions and Issue Price:	Price to Public	Agent’s Commissions	Proceeds to Issuer
Per Trigger PLUS	$1,000.00	$25.00(1)
		$5.00(2)	$970.00
Total	$1,975,000.00	$49,375.00	$1,915,750.00
$9,875.00

(1) CIBC World Markets Corp. (“CIBCWM”), acting as agent for the Bank, will receive a fee of $30.00 per Trigger PLUS and will pay Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) a fixed sales commission of $25.00 for each Trigger PLUS they sell. See “Additional Information About the Trigger PLUS — Supplemental Plan of Distribution (Conflicts of Interest)” below.

(2) Of the $30.00 per Trigger PLUS received by CIBCWM, CIBCWM will pay Morgan Stanley Wealth Management a structuring fee of $5.00 for each Trigger PLUS.

The initial estimated value of the Trigger PLUS on the Pricing Date as determined by CIBC is $946.60 per Trigger PLUS, which is less than the price to public. See “Risk Factors—General Risks” beginning on page 6 of this pricing supplement and “Additional Information About the Trigger PLUS—The Bank’s Estimated Value of the Trigger PLUS” on page 11 of this pricing supplement for additional information.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved the securities or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Trigger PLUS involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5 of this pricing supplement, and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

Equity Index Underlying Supplement dated June 4, 2026                                             Prospectus supplement dated June 4, 2026                                                Prospectus dated June 4, 2026

Trigger PLUS Based on the Value of the TOPIX® Index due August 5, 2030

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Trigger PLUS Based on the Value of the TOPIX® Index due August 5, 2030 (the “Trigger PLUS”) can be used:

● As an alternative to direct exposure to the Underlying Index that enhances returns for any positive performance of the Underlying Index

● To enhance returns and potentially outperform the Underlying Index in a bullish scenario

● To provide limited protection against a loss of principal in the event of a decline of the Underlying Index as of the Valuation Date but only if the Final Index Value is greater than or equal to the Trigger Level

Maturity:	Approximately 4 years
Leverage Factor:	155.00%
Trigger Level:	90.00% of the Initial Index Value
Minimum Payment at Maturity:	None. You could lose your entire initial investment in the Trigger PLUS.
Interest:	None

Key Investment Rationale

The Trigger PLUS offer leveraged exposure to any positive performance of the Underlying Index. In exchange for the leveraged upside feature, investors are exposed to the risk of loss of a significant portion or all of their investment due to the trigger feature. At maturity, an investor will receive an amount in cash based upon the Closing Level of the Underlying Index on the Valuation Date. Investors may lose their entire initial investment in the Trigger PLUS. Any payment on the Trigger PLUS is subject to our credit risk.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the Underlying Index.
Trigger Feature

At maturity, even if the Underlying Index has declined over the term of the Trigger PLUS, you will receive your Stated Principal Amount but only if the Final Index Value is greater than or equal to the Trigger Level.

Upside Scenario	The Underlying Index increases in value, and, at maturity, the Trigger PLUS is redeemed for the Stated Principal Amount of $1,000 plus 155.00% of the Index Percent Increase.
Par Scenario

The Final Index Value is less than or equal to the Initial Index Value but is greater than or equal to the Trigger Level. In this case, the Trigger PLUS is redeemed for the Stated Principal Amount of $1,000.00 even though the Underlying Index has depreciated moderately.

Downside Scenario

The Final Index Value is less than the Trigger Level. In this case, the Trigger PLUS is redeemed for at least 10.00% less than the Stated Principal Amount, and this decrease will be by an amount proportionate to the full decline in the value of the Underlying Index over the term of the Trigger PLUS. There is no minimum Payment at Maturity on the Trigger PLUS, and you could lose your entire initial investment in the Trigger PLUS.

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the Payment at Maturity on the Trigger PLUS based on the following terms:

Stated Principal Amount:	$1,000 per Trigger PLUS
Leverage Factor:	155.00%
Trigger Level:	90.00% of the Initial Index Value
Minimum Payment at Maturity:	None

Trigger PLUS Payoff Diagram

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Principal at Risk Securities

How it works

●Upside Scenario. If the Final Index Value is greater than the Initial Index Value, investors will receive the $1,000 Stated Principal Amount plus 155.00% of the appreciation of the Underlying Index over the term of the Trigger PLUS.

●If the Underlying Index appreciates 2.00%, investors would receive a 3.10% return, or $1,031.00 per Trigger PLUS.

●Par Scenario. If the Final Index Value is less than or equal to the Initial Index Value but is greater than or equal to the Trigger Level, investors will receive the $1,000.00 Stated Principal Amount per Trigger PLUS.

●If the Underlying Index depreciates 5.00%, investors would receive the $1,000.00 Stated Principal Amount per Trigger PLUS.

●Downside Scenario. If the Final Index Value is less than the Trigger Level, investors will receive an amount significantly less than the $1,000 Stated Principal Amount, reflecting a 1.00% loss of principal for each 1.00% decline in the Underlying Index. There is no minimum Payment at Maturity on the Trigger PLUS.

●If the Underlying Index depreciates 75.00%, investors would lose 75.00% of their principal and receive only $250.00 per Trigger PLUS at maturity, or 25.00% of the Stated Principal Amount.

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Risk Factors

An investment in the Trigger PLUS involves significant risks. This section describes the material risks relating to the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

Risks Relating to the Structure of the Trigger PLUS

●The Trigger PLUS do not pay interest or guarantee return of any principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the Final Index Value is less than the Trigger Level (which is 90.00% of the Initial Index Value), the Payment at Maturity will be an amount in cash that is at least 10.00% less than the $1,000 Stated Principal Amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the full decrease in the value of the Underlying Index from the Initial Index Value. There is no minimum Payment at Maturity on the Trigger PLUS, and you could lose your entire initial investment in the Trigger PLUS.

●The amount payable on the Trigger PLUS is not linked to the Closing Level of the Underlying Index at any time other than the Valuation Date. The Final Index Value will be the Closing Level of the Underlying Index on the Valuation Date, subject to postponement for non-Trading Days and certain Market Disruption Events. Even if the value of the Underlying Index increases prior to the Valuation Date but then decreases on the Valuation Date, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the Underlying Index prior to such decrease. Although the actual value of the Underlying Index on the Maturity Date or at other times during the term of the Trigger PLUS may be higher than the Closing Level of the Underlying Index on the Valuation Date, the Payment at Maturity will be based solely on the Closing Level of the Underlying Index on the Valuation Date.

●The Trigger PLUS are riskier than securities with a shorter term. The Trigger PLUS are relatively long-dated. Therefore, many of the risks of the Trigger PLUS are heightened as compared to securities with a shorter term, as you will be subject to those risks for a longer period of time. In addition, the value of a longer-dated security is typically less than the value of an otherwise comparable security with a shorter term.

Risks Relating to the Underlying Index

●An investment in the Trigger PLUS is subject to risks associated with foreign securities markets. The Underlying Index includes the stocks of foreign companies, and investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Trigger PLUS. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Trigger PLUS or any securities included in the Underlying Index, or engaging in transactions therein, and any such action could adversely affect the value of the Underlying Index or the Trigger PLUS. These regulatory actions could result in restrictions on the Trigger PLUS and could result in the loss of a significant portion or all of your initial investment in the Trigger PLUS, including if you are forced to divest the Trigger PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the Trigger PLUS has declined.

●Adjustments to the Underlying Index could adversely affect the value of the Trigger PLUS. The publisher of the Underlying Index can add, delete or substitute the stocks constituting the Underlying Index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying Index. Any of these actions could adversely affect the value of the Trigger PLUS. The publisher of the Underlying Index may discontinue or suspend calculation or publication of the Underlying Index at any time. In these circumstances, we, as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. We could have an economic interest that is different than that of investors in the

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Trigger PLUS insofar as, for example, we are permitted to consider indices that are calculated and published by us or any of our affiliates. If we determine that there is no appropriate successor index, the Payment at Maturity on the Trigger PLUS will be an amount based on the closing prices on each date that the value of the Underlying Index is to be calculated of the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by us in accordance with the formula for and method of calculating the Underlying Index last in effect prior to the discontinuance of the Underlying Index.

Conflicts of Interest

●Certain business, trading and hedging activities of us and our affiliates may create conflicts with your interests and could potentially adversely affect the value of the Trigger PLUS. We and our affiliates may engage in trading and other business activities related to the Underlying Index or any securities included in the Underlying Index that are not for your account or on your behalf. We and our affiliates also may issue or underwrite other financial instruments with returns based upon the Underlying Index. These activities may present a conflict of interest between your interest in the Trigger PLUS and the interests that we and our affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. In addition, we and our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Trigger PLUS, and which may be revised at any time without notice to you. Any such research, opinions or recommendations could adversely affect the value of the Underlying Index, and therefore, the market value of the Trigger PLUS. These trading and other business activities, if they adversely affect the value of the Underlying Index or secondary trading in your Trigger PLUS, could be adverse to your interests as a beneficial owner of the Trigger PLUS.

Moreover, we and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, including hedging our obligations under the Trigger PLUS and making the assumptions and inputs used to determine the pricing of the Trigger PLUS and the initial estimated value of the Trigger PLUS when the terms of the Trigger PLUS were set. We expect to hedge our obligations under the Trigger PLUS through CIBCWM, one of our other affiliates, and/or another unaffiliated counterparty, which may include any dealer from which you purchase the Trigger PLUS. Any of these hedging activities may adversely affect the value of the Underlying Index and therefore the market value of the Trigger PLUS and the amount you will receive, if any, on the Trigger PLUS. In connection with such activities, the economic interests of us and our affiliates may be adverse to your interests as an investor in the Trigger PLUS. Any of these activities may adversely affect the value of the Trigger PLUS. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, one or more of our affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the Trigger PLUS even if investors do not receive a favorable investment return under the terms of the Trigger PLUS or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, our affiliates or any unaffiliated counterparty receive for the sale of the Trigger PLUS, which creates an additional incentive to sell the Trigger PLUS to you. We, our affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Trigger PLUS.

●There are potential conflicts of interest between you and the calculation agent. The calculation agent will determine, among other things, the amount of payments on the Trigger PLUS. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event has occurred on the scheduled Valuation Date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the Trigger PLUS in taking any action that might affect the value of your Trigger PLUS.

General Risks

●Payments on the Trigger PLUS are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the Trigger PLUS. The Trigger PLUS are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the Trigger PLUS will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. Any payments to be made on the Trigger PLUS depend on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the Trigger PLUS and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the Trigger PLUS. If we default on our obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

●The Bank’s initial estimated value of the Trigger PLUS is lower than the initial issue price (price to public) of the Trigger PLUS. The initial issue price of the Trigger PLUS exceeds the Bank’s initial estimated value because costs associated with selling and structuring the Trigger PLUS, as well as hedging the Trigger PLUS, are included in the initial issue price of the Trigger PLUS. See “Additional Information About the Trigger PLUS—The Bank’s Estimated Value of the Trigger PLUS” beginning on page 11 of this pricing supplement.

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●The Bank’s initial estimated value does not represent future values of the Trigger PLUS and may differ from others’ estimates. The Bank’s initial estimated value of the Trigger PLUS is only an estimate, which was determined by reference to the Bank’s internal pricing models when the terms of the Trigger PLUS were set. This estimated value was based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Pricing Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Trigger PLUS that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the Trigger PLUS could change significantly based on, among other things, changes in market conditions, including the value of the Underlying Index, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which CIBCWM or any other party would be willing to buy the Trigger PLUS from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other party would be willing to buy the Trigger PLUS in any secondary market (if any exists) at any time. See “Additional Information About the Trigger PLUS—The Bank’s Estimated Value of the Trigger PLUS” on page 11 of this pricing supplement.

●The Bank’s initial estimated value of the Trigger PLUS was not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of the Bank’s initial estimated value of the Trigger PLUS generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Trigger PLUS to be more favorable to you. Consequently, our use of an internal funding rate for market-linked securities had an adverse effect on the economic terms of the Trigger PLUS and the initial estimated value of the Trigger PLUS on the Pricing Date, and could have an adverse effect on any secondary market prices of the Trigger PLUS. See “Additional Information About the Trigger PLUS —The Bank’s Estimated Value of the Trigger PLUS” on page 11 of this pricing supplement.

●If CIBCWM were to repurchase your Trigger PLUS after the Original Issue Date, the price may be higher than the then-current estimated value of the Trigger PLUS for a limited time period. While CIBCWM may make markets in the Trigger PLUS, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Original Issue Date at which it would be willing to repurchase the Trigger PLUS will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately 24 months after the Pricing Date, the price at which CIBCWM may repurchase the Trigger PLUS is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the Trigger PLUS will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the Trigger PLUS, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the Trigger PLUS shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the Trigger PLUS at that time, and could be lower than CIBCWM’s price.

●Economic and market factors may adversely affect the terms and market price of the Trigger PLUS prior to maturity. Because structured notes, including the Trigger PLUS, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Trigger PLUS at issuance and the market price of the Trigger PLUS prior to maturity. These factors include the value of the Underlying Index; the volatility of the Underlying Index; the dividend rates paid on the securities included in the Underlying Index; the time remaining to the maturity of the Trigger PLUS; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of CIBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

●The Trigger PLUS will not be listed on any securities exchange and we do not expect a trading market for the Trigger PLUS to develop. The Trigger PLUS will not be listed on any securities exchange. Although CIBCWM and/or its affiliates may purchase the Trigger PLUS from holders, they are not obligated to do so and are not required to make a market for the Trigger PLUS. There can be no assurance that a secondary market will develop for the Trigger PLUS. Because we do not expect that any market makers will participate in a secondary market for the Trigger PLUS, the price at which you may be able to sell your Trigger PLUS is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your Trigger PLUS.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your Trigger PLUS prior to maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the Trigger PLUS to maturity.

Tax Risks

●The tax treatment of the Trigger PLUS is uncertain. Significant aspects of the tax treatment of the Trigger PLUS are uncertain. You should consult your tax advisor about your own tax situation. See “Additional Information About the Trigger PLUS — United States Federal Income Tax Considerations” and “— Certain Canadian Federal Income Tax Considerations” in this pricing

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supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

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Information About the Underlying Index

The information below is a brief description of the Underlying Index. We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

The TOPIX® Index (Bloomberg ticker: “TPX <Index>”) is calculated, maintained and published by JPX Market Innovation & Research, Inc. The Underlying Index is a capitalization-weighted index of all companies listed on the TSE Prime Market. See “Index Descriptions—The TOPIX® Index” beginning on page S-50 of the accompanying underlying supplement for additional information about the Underlying Index.

The Closing Level of the Underlying Index on July 17, 2026 was 3,919.21. The following graph sets forth the daily Closing Levels of the Underlying Index for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The Underlying Index has at times experienced periods of high volatility. The historical performance of the Underlying Index should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Level of the Underlying Index at any time.

Underlying Index Daily Closing Levels January 1, 2021 to July 17, 2026

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Additional Information About the Trigger PLUS

Calculation Agent:	CIBC
Minimum Ticketing Size:	$1,000 / 1 Trigger PLUS
United States Federal Income Tax Considerations:

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the Trigger PLUS. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the Trigger PLUS. It applies only to those U.S. Holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.

The U.S. federal income tax considerations of your investment in the Trigger PLUS are uncertain. No statutory, judicial or administrative authority directly discusses how the Trigger PLUS should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the Trigger PLUS as prepaid derivative contracts. Pursuant to the terms of the Trigger PLUS, you agree to treat the Trigger PLUS in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, cash redemption or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your Trigger PLUS. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your Trigger PLUS for more than one year.

The expected characterization of the Trigger PLUS is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the Trigger PLUS in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. For a more detailed discussion of certain alternative characterizations with respect to the Trigger PLUS and certain other considerations with respect to an investment in the Trigger PLUS, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the Trigger PLUS for U.S. federal income tax or other tax purposes.

With respect to the discussion in the underlying supplement regarding “dividend equivalent” payments, the IRS has issued a notice that provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027.  Based on our determination that the Trigger PLUS are not “delta-one” instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Trigger PLUS. For a more detailed discussion of withholding responsibilities on dividend equivalent payments, Non-U.S. Holders should consult the section entitled “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders” in the underlying supplement and consult with their own tax advisors.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the Trigger PLUS for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Trigger PLUS in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Certain Canadian Federal Income Tax Considerations:

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Trigger PLUS pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Trigger PLUS; (c) does not use or hold and is not deemed to use or hold the Trigger PLUS in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Trigger PLUS; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the Trigger PLUS is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Rules, as defined below (a “Non-

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Resident Holder”). Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of the rules in the Canadian Tax Act with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Rules”). On January 29, 2026, the Department of Finance (Canada) released for consultation proposed amendments to the Hybrid Mismatch Rules which, if enacted in the form proposed, would expand the categories of payments to which the Hybrid Mismatch Rules may apply. This summary further assumes that such proposals will not result in the application of the Hybrid Mismatch Rules to amounts payable to a holder in respect of the Trigger PLUS, but there can be no assurances in this regard. Investors should note that the Hybrid Mismatch Rules, and the proposed amendments thereto, are highly complex and there remains significant uncertainty as to their interpretation and application.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Trigger PLUS under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the Trigger PLUS, interest payable on the Trigger PLUS should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a Trigger PLUS as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the Trigger PLUS to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Supplemental Plan of Distribution (Conflicts of Interest):

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the Trigger PLUS from CIBC for distribution to Morgan Stanley Wealth Management. Morgan Stanley Wealth Management and its financial advisors will collectively receive from CIBCWM a fixed sales commission of $25.00 for each Trigger PLUS they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each Trigger PLUS. The costs included in the original issue price of the Trigger PLUS will also include a fee paid by CIBCWM to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest for providing certain electronic platform services with respect to this offering.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

The Bank may use this pricing supplement in the initial sale of the Trigger PLUS. In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any Trigger PLUS after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the Trigger PLUS, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the Trigger PLUS includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Trigger PLUS. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Trigger PLUS. As a result, you may experience an immediate and substantial decline in the market value of your Trigger PLUS on the Original Issue Date.

The Bank’s Estimated Value of the Trigger PLUS:

The Bank’s initial estimated value of the Trigger PLUS set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Trigger PLUS, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Trigger PLUS. The Bank’s initial estimated value does not represent a minimum price at which

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CIBCWM or any other person would be willing to buy your Trigger PLUS in any secondary market (if any exists) at any time.

The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Risk Factors—The Bank’s initial estimated value of the Trigger PLUS was not determined by reference to credit spreads for our conventional fixed-rate debt” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the Trigger PLUS is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.

Accordingly, the Bank’s initial estimated value of the Trigger PLUS was determined when the terms of the Trigger PLUS were set based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors—The Bank’s initial estimated value does not represent future values of the Trigger PLUS and may differ from others’ estimates” in this pricing supplement.

The Bank’s initial estimated value of the Trigger PLUS is lower than the initial issue price of the Trigger PLUS because costs associated with selling, structuring and hedging the Trigger PLUS are included in the initial issue price of the Trigger PLUS. These costs include the selling commissions paid to CIBCWM and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Trigger PLUS. See “Risk Factors—The Bank’s initial estimated value of the Trigger PLUS is lower than the initial issue price (price to public) of the Trigger PLUS” in this pricing supplement.

Where You Can Find More Information:

You should read this pricing supplement together with the prospectus dated June 4, 2026 (the “prospectus”), the prospectus supplement dated June 4, 2026 (the “prospectus supplement”) and the Equity Index Underlying Supplement dated June 4, 2026 (the “underlying supplement”). Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information.

Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this document are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires. References to “Index” or “Reference Asset” in the underlying supplement will be references to “Underlying Index” herein, and references to “Final Valuation Date” in the underlying supplement will be references to “Valuation Date” herein.

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows:

●Underlying supplement dated June 4, 2026:

https://www.sec.gov/Archives/edgar/data/1045520/000191870426015692/form424b5.htm

●Prospectus supplement dated June 4, 2026:

https://www.sec.gov/Archives/edgar/data/1045520/000191870426015691/form424b5.htm

●Prospectus dated June 4, 2026:

https://www.sec.gov/Archives/edgar/data/1045520/000110465926070439/tm267331d5_424b3.htm

Validity of the Trigger PLUS:

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the Trigger PLUS has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Trigger PLUS have been duly executed, authenticated and issued in accordance with the indenture, the Trigger PLUS will be validly issued and, to the extent validity of the Trigger PLUS is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario

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and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated March 5, 2026, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on March 5, 2026.

In the opinion of Mayer Brown LLP, when the Trigger PLUS have been duly completed in accordance with the indenture and issued and sold as contemplated by this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus, the Trigger PLUS will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2026, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on March 5, 2026.

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